Exhibit 99.3

Contact:  Mike Cockrell

Chief Legal and Financial Officer

And Treasurer

(601) 649-4030

SANDERSON FARMS ANNOUNCES

RETIREMENT OF BOARD MEMBER ROBERT KHAYAT

LAUREL, Miss. (December 23, 2019) — Sanderson Farms, Inc. (NASDAQ: SAFM) today announced that Robert C. Khayat has informed the Company that he will retire from the Sanderson Farms Board of Directors effective December 31, 2019.

“Robert Khayat has been a valued member of the Sanderson Farms Board of Directors since 2007,” stated Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “He brought a unique perspective to the Company with his extensive academic leadership experience and distinguished legal career. He brought to our Board the same commitment to diversity and inclusion he demonstrated throughout his career. We are grateful for his important work in serving on our Audit and Compensation Committees and for his invaluable contributions toward building our corporate culture and increasing long-term shareholder value. We will miss his insight, advice and the thoughtful perspective he provided as a Board member, and we wish Robert and his family all the best in his retirement.”

Khayat is the Retired Chancellor of the University of Mississippi. He held this leadership role from 1995 to 2009, where he presided over a period of extensive growth and significant transformation for the university. He previously served as Professor of Law, University of Mississippi School of Law, from 1982 to 1995.

Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh, frozen and minimally prepared chicken. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.